ANNEX I

                            CAROLINA MEDICAL INC.
                             AND SUBSIDIARIES

                            King, North Carolina




                 AUDITED CONSOLIDATED FINANCIAL STATEMENTS




                               JUNE 30, 1998
                         AND FOR THE YEAR THEN ENDED




                  Audited Consolidated Financial Statements

                   CAROLINA MEDICAL, INC. AND SUBSIDIARIES

                              June 30, 1998
                       and For The Year Then Ended





Audited Consolidated Financial Statements

Independent Auditors' Report	                                        1
Consolidated Balance Sheet	                                          2
Consolidated Statement of Operations	                                4
Consolidated Statement of Cash Flows	                                5
Consolidated Statement of Changes in Stockholders' Equity	           7
Notes to Consolidated Financial Statements	                          8









The Board of Directors and Stockholders
Carolina Medical, Inc. and Subsidiaries
King, North Carolina


Independent Auditors' Report


We have audited the accompanying consolidated balance sheet of Carolina Medical, Inc. and Subsidiaries (the "Company") as of June 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Advanced Medical Products, Inc., a subsidiary, which statements reflect total assets of $1,100,302 as of June 30, 1998, and total revenues of $2,191,812 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Advanced Medical Products, Inc., is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Medical, Inc. and Subsidiaries as of June 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note Q, under a Plan of Reorganization and Merger, all of the outstanding common stock of Carolina Medical, Inc. was acquired by Biosensor Corporation on July 23, 1998, and the Board of Directors of Advanced Medical Products, Inc., a subsidiary of Carolina Medical, Inc., approved a plan authorizing this company to merge with a subsidiary of Biosensor Corporation.



ROYSTER SMITH SHELTON & COMPANY, PC.
August 14, 1998, except for the last sentence of Note F, as to which the date is October 8, 1998.





CONSOLIDATED BALANCE SHEET

CAROLINA MEDICAL, INC. AND SUBSIDIARIES

June 30, 1998


ASSETS

CURRENT ASSETS
	Cash and cash equivalents                                     $   772,415
	Accounts receivable, net of allowance for
		bad debts of $25,000                                           1,364,546
	Refundable income taxes                                            30,708
	Inventories--Note C                                             1,366,232
	Deferred income taxes--Note N                                     138,868
	Other                                                             102,299
	Total Current Assets                                            3,775,068

PROPERTY AND EQUIPMENT--Note D                                     891,764

OTHER ASSETS
	Goodwill, net of accumulated amortization
		of $45,148--Note L                                             1,220,934
	Other assets, net--Note E                                         216,166
                                                                 1,437,100
                                                                 _________
                                                                $6,103,932



See notes to consolidated financial statements





CONSOLIDATED BALANCE SHEET - CONTINUED

CAROLINA MEDICAL, INC. AND SUBSIDIARIES

June 30, 1998


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
	Current maturities of long-term debt--Note F                    $   265,923
	Current maturities of related party obligations--Note G             161,136
	Current maturities of capital lease obligations--Note H              14,791
	Note payable--Note F                                                295,798
	Trade accounts payable                                            1,017,962
	Accrued payroll and related liabilities                             224,601
	Deferred service contract revenue                                   312,971
	Other accrued expenses                                              330,974
	Total Current Liabilities                                         2,624,156

LONG-TERM DEBT, less current maturities--Note F                    1,044,232

RELATED PARTY OBLIGATIONS,	less current maturities--Note G         1,638,507

CAPITAL LEASE OBLIGATIONS,	less current maturities--Note H             7,757

DEFERRED TAX LIABILITY--Note N                                         3,855

COMMITMENTS AND CONTINGENCIES--Notes H, I, and Q

STOCKHOLDERS' EQUITY
	Common stock, $.20 par value; 4,000,000 shares
		authorized; 1,987,002 issued and outstanding                       397,400
	Additional paid-in capital                                        1,267,152
	Accumulated deficit                                                (879,127)
                                                                     785,425

                                                                  $6,103,932

See notes to consolidated financial statements






CONSOLIDATED STATEMENT OF OPERATIONS

CAROLINA MEDICAL, INC. AND SUBSIDIARIES

For The Year Ended June 30, 1998


NET SALES AND SERVICES                                            $8,481,926

COST OF SALES AND SERVICES                                         5,509,806

GROSS PROFIT                                                       2,972,120

OPERATING EXPENSES:
	Selling, general and administrative                               2,339,923
	Research and development                                            796,189
                                                                   3,136,112

OPERATING LOSS                                                      (163,992)

MINORITY INTEREST IN CONSOLIDATED	SUBSIDIARY                          28,410

OTHER EXPENSES, net--Note P                                         (280,709)

NET LOSS BEFORE INCOME TAXES                                        (416,291)

PROVISION FOR INCOME TAXES--Note N                                   (67,690)

NET LOSS                                                         $  (483,981)

LOSS PER COMMON SHARE                                            $      (.34)





See notes to consolidated financial statements








CONSOLIDATED STATEMENT OF CASH FLOWS

CAROLINA MEDICAL, INC. AND SUBSIDIARIES

For The Year Ended June 30, 1998

OPERATING ACTIVITIES
	Net loss                                                        $  (483,981)
	Adjustments to reconcile net loss to net cash
		provided (used) by operating activities:
			Minority interest in consolidated subsidiary                      (28,410)
			Depreciation                                                      244,264
			Amortization                                                       93,106
			Deferred income taxes                                             (46,720)
	(Increase) decrease in current assets:
			Accounts receivable                                               390,341
			Refundable income taxes                                           (22,128)
			Inventories                                                       471,153
			Prepaid and other current assets                                   17,398
	Increase (decrease) in current liabilities:
			Accounts payable                                                  128,690
			Accrued payroll and related liabilities                           (66,457)
			Deferred service contract revenue                                 156,577
			Other accrued expenses                                           (174,506)
CASH PROVIDED BY OPERATING ACTIVITIES                                679,327


INVESTING ACTIVITIES
			Purchase of property and equipment                               (110,125)
			Capitalization of product software                                (10,632)
			Capitalization of costs related to mergers                        (47,722)
			Increase in deposits and other assets                              61,043
CASH USED BY INVESTING ACTIVITIES                                   (107,436)



See notes to consolidated financial statements







CONSOLIDATED STATEMENT OF CASH FLOWS - CONTINUED

CAROLINA MEDICAL, INC. AND SUBSIDIARIES

For The Year Ended June 30, 1998

FINANCING ACTIVITIES
	Proceeds from issuance of long term debt                             65,335
	Payments of long term debt                                         (465,537)
	Issuance of common stock                                            250,000
	Increase in additional paid in capital                              159,687
CASH PROVIDED BY FINANCING ACTIVITIES                                  9,485

NET INCREASE IN CASH AND CASH EQUIVALENTS                            581,376

CASH AT BEGINNING OF YEAR                                            191,039

CASH AT END OF YEAR                                              $   772,415

SUPPLEMENTAL DISCLOSURE:
	Cash paid for interest                                          $   258,565

	Cash paid for income taxes                                      $   154,440

SCHEDULE OF NON-CASH ACTIVITIES:
		Debt issued in exchange for assets
			of Braemar, Inc.--Note L                                       $2,403,760

		Capitalization of demo inventory                                $   59,507

		Capitalization of software costs                                $   28,873

		Issuance of common stock in settlement of	accounts payable      $   55,988

		Issuance of common stock in exchange	for certain assets         $  277,144

		Exchange of assets in settlement of accounts payable            $   24,120






See notes to consolidated financial statements







CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

CAROLINA MEDICAL, INC. AND SUBSIDIARIES

For The Year Ended June 30, 1998

                                    Common        Additional
                                    Stock          Paid-in     Accumulated
                                Shares    Amount    Capital       Deficit
Beginning Equity - BIO-TEL
	International, Inc. as of
	June 30, 1997                1,552,000  $ 15,520  $ 528,827    $(258,513)

Interest in losses of
subsidiary	limited by
investment balance                                               (136,633)

Issuance of BIO-TEL
	International, Inc. stock      80,000       800

BIO-TEL International, Inc.
merger	into Carolina Medical,
Inc.		--Note L                 (57,392)   298,602   (180,179)

Issuance of Carolina
Medical, Inc.	stock            412,394     82,478    918,504

Current year net loss                                               (483,981)

Ending Equity - Carolina
Medical, Inc. and
subsidiaries as of
	June 30, 1998               1,987,002   $397,400  $1,267,152      $(879,127)




See notes to consolidated financial statements







NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAROLINA MEDICAL, INC. AND SUBSIDIARIES


NOTE A--NATURE OF BUSINESS

Carolina Medical, Inc. and Subsidiaries consist of Carolina Medical, Inc. ("CMI"), Advanced Medical Products, Inc. ("AMP") and Braemar, Inc. CMI was incorporated in July 1959, and manufactures and services ultrasound imaging and electronic diagnostic instruments for detecting circulatory disorders, measuring blood flow and blood pressure. AMP manufactures (through subcontractors), assembles and markets diagnostic equipment, primarily for use in physicians' offices. Braemar, Inc. manufactures and services non-invasive medical and other specialized monitoring devices. The Company's sales are principally to customers in the United States with some international sales.


NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Carolina Medical, Inc. and its subsidiaries (collectively, the "Company"). Significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents: The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be equivalent to cash. During fiscal year 1998, the Company had bank deposits in excess of the amount insured by the Federal Deposit Insurance Corporation.

Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company places its temporary cash investments with high quality financial institutions. No losses have been experienced on such investments. The Company reviews a customer's credit history before extending credit. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Inventories: Inventories are valued at the lower of cost or market using the average and first-in first-out cost methods.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is calculated by the straight-line or declining-balance method over estimated useful lives of three to ten years for equipment and three to five years for automobiles.

Revenue Recognition: Revenues from product sales are recognized at date of shipment. Service contract revenues are recognized during the term of the service contract which, in most cases, ranges from one to three years.

Service Contracts: Amounts billed to customers for service contracts are recognized as income over the term of the agreements and the associated costs are recognized as incurred. Current liabilities include service contract revenue deferrals of approximately $313,000 as of June 30, 1998.

Warranty Reserve: The Company warrants its products against defects in material and workmanship for ninety days for electromagnetic and ultrasound probes and one year for electronic and ultrasound equipment. An accrual is provided for estimated future claims. Such accruals are based on historical experience and management's estimate of the level of future claims.

Research and Development: Research and development costs are charged to operations as incurred. These costs are for proprietary research and development activities that are expected to contribute to the future profitability of the Company.

Software Development Costs: The costs incurred by the Company to develop computer software for sale with products are expensed as research and development costs until technological feasibility is established. Costs incurred after the attainment of technological feasibility are capitalized until the software is ready for sale. Thereafter, capitalized software costs are amortized over their estimated useful lives. Software amortization expense for the year ended June 30, 1998 was $76,832.

License Agreements: The Company amortizes its licensing agreements using the straight-line method over the life of the license.

Management Estimates: Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and reported revenues and expenses. Significant estimates used in preparing these financial statements include those assumed in computing the inventory valuation allowance and warranty reserve. Actual results could differ from those estimates.

Income Taxes: Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes relate primarily to differences between financial and income tax reporting for the basis of inventory, accounts receivable, property and equipment, and accrued liabilities. The deferred tax accounts represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled (Note N).

Advertising: The Company expenses the initial production costs of advertising, except for direct-response advertising which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of brochures and distribution of brochures that include response cards for the Company's products. The capitalized costs of the advertising are amortized over a six-month period from the date that the production costs were incurred.

At June 30, 1998, approximately $36,000 were reported as assets and advertising expense was approximately $60,000.

Goodwill: Goodwill is recorded for the excess of the purchase price over the fair value of acquired net assets, and is amortized using the straight-line method over 15 years.

Loss per Common Share: The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Earnings Per Share, which supersedes APB Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Generally, basic per share amounts are computed by dividing net income or loss by the weighted-average number of common shares outstanding.

New Accounting Pronouncements: The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated.

The FASB has issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement No. 131 establishes standards for the manner in which a publicly held enterprise reports certain information about operating segments of their business. The information required to be disclosed for an entity's operating segment not only consists of financial information, but also certain related disclosures of the segment's products and services, geographic areas, and major customers. Statement No. 131 will become effective for the Company's year ending June 30, 1999; however, the impact on disclosures is not anticipated to be significant.


NOTE C--INVENTORIES

	Raw materials and supplies                                       $1,207,964
	Work in process                                                     225,728
	Finished goods                                                      459,158
	Evaluation units and replacements                                    16,500
	Inventory reserve                                                  (543,118)

                                                                  $1,366,232

The inventory reserve has been established for estimated inventory losses due to obsolescence and waste.


NOTE D--PROPERTY AND EQUIPMENT

	Machinery and equipment                                          $2,480,053
	Vehicles                                                             45,083
	Furniture and fixtures                                              177,373
	Leasehold improvements                                               36,421
	Projects in progress                                                  8,130
                                                                   2,747,060
	Accumulated depreciation                                         (1,855,296)

                                                                 $   891,764

Depreciation expense recorded for the year ended June 30, 1998 was $244,264.


NOTE E--OTHER ASSETS

Other assets consist of the following as of June 30, 1998:

	Deferred charges, net of accumulated
		amortization of $22,500                                          $  60,000
	Cash surrender value of life insurance,
			net of policy loans of $22,736                                     20,698
	Software development costs, net of accumulated
		amortization of $319,381                                            52,751
	License agreement, net of accumulated
		amortization of $5,000                                               5,000
	Pending merger costs--Note Q                                         52,748
	Deposits                                                             24,969

                                                                    $216,166


NOTE F--LONG-TERM DEBT AND NOTE PAYABLE

Term loan with bank, payable in monthly installments
of $3,600, including interest at 8% per annum through
June 1, 2001; guaranteed by certain officers of CMI
and collateralized by substantially all of CMI's assets             $113,768

Term loan with bank, payable in monthly installments
of $1,500, including interest at the bank's prime
rate plus 2% per annum, due on April 1, 1999, secured
by equipment                                                          60,246

Term loan with bank, payable in monthly
installments of $2,042, including interest at
10% per annum through October 10, 2000,
collateralized by substantially all of CMI's assets                  102,052

Non-interest bearing note payable to a company for
purchase of inventory, face amount of $144,468,
due February 1999, payable in monthly installments of
$6,020, interest imputed at 8% per annum; (net of
unamortized discount of $1,154 in 1998)                               42,002

Term loan for product liability insurance
coverage, due March 1998, payable in monthly
installments, including interest at 9 1/2% per annum,
unsecured                                                             17,068

Term loan with bank, payable in monthly installments
of $2,000, including interest at 11% per annum due
March 2000, secured by furniture, fixtures and equipment              40,279

Term loan for royalty agreements, payable in monthly
installments of principal only of $2,981, unsecured                    9,740

Term loan, principal payable in quarterly installments
of $25,000 through September 1999, $40,000
through June 2002, with balance of $360,00
due September 1, 2002; interest payable quarterly
at 7 1/4 per annum, guaranteed by CMI and
collateralized by a pledge of shares of CMI                          925,000

                                                                   1,310,155
Less current maturities                                              265,923

                                                                  $1,044,232


Certain of the bank loan agreements contain requirements to provide specified financial information to the bank on a quarterly basis. These agreements require the book values of the assets securing the obligations to be at least
1.5 times the outstanding loan balances.

As of June 30, 1998, one of the Company's subsidiaries, AMP, had $295,798 outstanding under a line-of-credit agreement with a bank. The line-of-credit is limited to the lesser of $750,000, or the sum of 80% of eligible receivables and 100% of eligible inventories up to $130,000. The line bears interest at 2% plus the greater of the bank's prime rate or 7%. The line is due on December 31, 1998, and is secured by substantially all assets of AMP. However, AMP is in violation of certain covenants, including the minimum net working capital, location of inventory, delivery of audited financial statements and minimum tangible net worth requirements. The lender has waived the covenant violations through December 31, 1998, except for location of inventory.

Maturities of long-term debt at June 30, 1998 were as follows:

 			1999                                                        $   265,923
				2000                                                            229,944
				2001                                                            231,037
				2002                                                            189,129
				2003                                                            380,494
				Thereafter                                                       13,628
                                                                 $1,310,155


NOTE G--RELATED PARTY OBLIGATIONS AND TRANSACTIONS

Note payable to CMI stockholder, annual interest of 9%,
due September 30, 1998, unsecured                              $     28,129

Note payable to affiliated partnership, annual
interest of 5 1/4%, due July 21, 1999, unsecured (Note H)            21,514

Note payable to stockholder, annual interest of 10%,
due January 1, 1999, secured by accounts receivable
and inventory                                                       150,000

Note payable to stockholder, annual interest of prime
plus 1 1/2%, due October 20, 1999, unsecured (Note L)             1,600,000
                                                                  1,799,643
Less current maturities                                             161,136

                                                                 $1,638,507

Maturities of the related party notes payable as of June 30, 1998 were as follows:

				1999                                                        $   161,136
				2000                                                          1,638,507
                                                                 $1,799,643

AMP had sales of approximately $88,000 in 1998 to Nishimoto Sangyo Company, Ltd., a stockholder.

As more fully explained in Note H, CMI leases its land and building from an affiliated partnership. Total rent expense under this lease agreement was $79,200 for the year ended June 30, 1998.


NOTE H--LEASE OBLIGATIONS

The Company's subsidiary, Braemar, Inc., acquired a copier and a telephone system under long-term lease agreements. For financial reporting purposes, minimum lease payments relating to the equipment have been capitalized. The copier lease expires in January 2000, and the telephone system lease expires in September 1999. Capitalized costs and related accumulated depreciation of assets under capital leases as of June 30, 1998, were approximately $32,500 and $16,500, respectively.

Future minimum lease payments under capital lease agreements as of June 30, 1998 were as follows:

			1999                                                             $16,144
			2000                                                               7,911
			Total minimum lease payments                                      24,055
			Less amounts representing interest                                 1,507
			Present value of minimum lease payments                           22,548
			Less current maturities                                           14,791
                                                                   $  7,757

In April 1987, CMI sold its land and building located in King, North Carolina to King Investment Partners ("KIP"), a partnership composed principally of CMI's controlling stockholders and their spouses, and entered into an agreement to lease the land and building from KIP. Under this agreement, KIP has the option of increasing the lease amount at the end of each year. The lease imposes certain subleasing restrictions on CMI, as well as minimum insurance requirements. During July 1994, CMI issued an unsecured note payable to KIP for unpaid rent payable over five years at an interest rate of 5 1/4% per annum (Note G). Effective May 1, 1996, the lease term was amended to allow for a 10% increase in rental payments to $79,200 annually. The current three-year lease expires on May 1, 1999.

AMP leases its current facility under a five-year lease agreement which will expire October 31, 2001. AMP also leases equipment under agreements with varying monthly payment amounts. The terms of the lease range from 36 to 60 months.

Braemar, Inc. maintains a non-cancelable operating lease for office and manufacturing space, which includes costs allocated by the lessor for property taxes, insurance and maintenance. This lease expires August 31, 1999, and contains an option for Braemar to renew the lease for one additional three-year term. In addition, Braemar rents office equipment under operating leases with various expiration dates.

Future minimum lease payments under operating leases as of June 30, 1998 were as follows:

				1999                                                            $331,750
				2000                                                             191,683
				2001                                                             103,929
				2002                                                              40,761
				2003                                                               5,670

                                                                    $673,793

Total rent expense under operating leases was $314,564 for the year ended June 30, 1998.


NOTE I--COMMITMENTS AND CONTINGENCIES

In January 1993, certain intellectual property was acquired through a non-exclusive licensing agreement with Indiana Business Modernization and Technology Corporation ("BMT"). In connection with this agreement, CMI paid an initial fee of $10,000, and is required to pay a royalty equal to 1% of net sales generated by the intellectual property, until total payments equal $300,000. Thereafter, CMI is required to pay 1/2% of net sales, until total payments equal $603,450. In no event shall the royalty payments be less than $25,000 per year for the first five years of the agreement. The agreement also stipulates that BMT shall not grant any nonexclusive license of the intellectual property to any other party for eighteen months after the date of the agreement. CMI's royalty fees for the year ended June 30, 1998 were $26,668.

In fiscal year 1997, CMI determined that the land adjacent to its building was contaminated by toxic chemicals. This land is owned by an affiliated partnership which also owns the land and building occupied by CMI (Note H). The initial cleanup cost of approximately $10,000 was paid by the partnership in 1997. During fiscal 1998, CMI paid approximately $8,000 for environmental testing, which is still in progress. The cost of the property cleanup is not expected to exceed $75,000. While CMI may be contingently liable for these remediation costs, it is possible that the property owner or its insurance company will be ultimately liable for these costs.

AMP has not obtained product liability insurance due to prohibitive costs. The nature and extent of liability for product defects is uncertain. There are no known product liability claims, and management presently believes that there is no material risk of loss to AMP from product liability claims.


NOTE I--COMMITMENTS AND CONTINGENCIES - Continued

During 1993, the Security and Exchange Commission ("SEC") commenced a private investigation of AMP's accounting and recordkeeping practices to determine if violations of federal securities laws had occurred. On September 5, 1996, the SEC accepted an offer of settlement whereby AMP, AMP's former President, and AMP's former Vice President, without admitting or denying any wrongdoing, signed a consent decree to cease and desist from committing or causing any violations and any future violations of certain sections of the Securities and Exchange Act.

Braemar, Inc. has entered into product licensing agreements with various companies which allow Braemar to manufacture and sell certain medical devices protected by patent or copyright. These agreements have terms of five or more years. Royalties due under license agreements are required as a percentage of net sales of those products ranging from 5% to 20%, or as a fixed dollar amount per unit sold.


NOTE J--SIGNIFICANT CUSTOMER CONCENTRATIONS

The percentages of the Company's sales to certain major customers during the year ended June 30, 1998 were:

		Customer A                    10%
		Customer B                     7%
		Customer C                     7%

Accounts receivable at June 30, 1998 from these companies were:

		Customer A             $  88,266
		Customer B             $ 128,452
		Customer C             $  85,674

The Company had sales to foreign entities during fiscal year 1998 of approximately $957,000.


NOTE K--INVESTMENT IN AMP

During fiscal year 1998, CMI increased its ownership interest in AMP from 44.4% to 55.3% by acquiring shares of AMP's common stock. These acquisitions included shares acquired directly from AMP and from two stockholders. The acquisitions were financed in part with proceeds from a $196,240 loan from a stockholder (Note G).

Also during 1998, CMI acquired all of the outstanding shares of AMP preferred stock and accrued preferred stock dividends from two stockholders.


NOTE L--BUSINESS COMBINATIONS

Effective October 1, 1997, a wholly-owned subsidiary of Bio-Tel International, Inc. ("BTI"), an affiliate of CMI, acquired certain assets and assumed certain liabilities of Braemar, Inc., a Minnesota company. This subsidiary was subsequently renamed Braemar, Inc. The purchase price was $2,447,355, including acquisition fees of $43,395, and the fair value of the acquired net assets was $1,520,328, with the difference allocated to goodwill. This acquisition was financed by a $1,000,000 note payable to the seller and from loan proceeds of $1,403,760 from a note with one of the Company's stockholders (Note G).

The consolidated financial statements as of June 30, 1998 include the operations of Braemar, Inc. for the period from October 1, 1997 through June 30, 1998.

Effective December 8, 1997, BTI merged into CMI, and CMI was the surviving entity.


NOTE M--STOCK OPTIONS

The following information discloses the details of a stock option plan in effect for AMP.

AMP has reserved 750,000 shares of authorized common stock for issuance pursuant to the terms of an Incentive Stock Option Plan.

Stock options are granted at prices not less than 100% of the fair market value of common shares at the date of the grant and expire five years from the date of grant. Stock option activity during 1998 is as follows:

                                                      Exercise Price
                                     Number      Weighted Average
                                     Shares          per Share         Total
Outstanding as of
	June 30, 1997                       335,000         $  .3318       $111,150
			Granted                           400,000            .1750         70,000
			Canceled                         (132,500)           .2583        (34,225)

Outstanding as of
	June 30, 1998                       602,500         $  .2439       $146,925

AMP has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for AMP's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, AMP's net loss and loss per share would have been changed to the pro forma amounts indicated below for June 30,

                                                         1998

	Net loss - as reported                              $ (795,612)
	Net loss - pro forma                                $ (807,371)
	Basic and diluted loss per share - as reported      $     (.16)
	Basic and diluted loss per share - pro forma        $     (.16)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants:

                                                           1998

	Dividend yield                                              0%
 Expected volatility                                       125%
 Risk free interest rate                                   6.3%
	Expected life                                            5 years


NOTE N--INCOME TAXES

The Company accounts for its income taxes under Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. The Company's income tax year end is September 30, even though its financial reporting year end is June 30. The Company intends to change its income tax year to June 30 upon approval from the Internal Revenue Service.

The income tax provision (benefit) consists of the following:

                                    Federal       State        Total

Current                            $100,180      $14,231     $114,411
Deferred                            (41,605)      (5,116)     (46,721)

                                  $  58,575     $  9,115    $  67,690

The net deferred tax assets and liabilities in the accompanying balance sheet include the following components:

	Deferred tax assets                                         $143,468
	Deferred tax liabilities                                      (8,455)
	Net deferred tax assets                                      135,013
	Less current deferred tax assets                             138,868

	Long-term deferred tax liability                          $   (3,855)

The Company has net operating loss carryovers totaling approximately $69,000 for state tax purposes that may be offset against future taxable income. Additionally, the Company has research and development tax credits of approximately $40,000 which are available to reduce income taxes payable in future periods.

The loss and credit carryovers expire as follows:

                                                              Research and
                                                              Development
                         Year Ending       State Loss         Tax Credit
                         September 30      Carryovers         Carryovers

                             1998            $69,000
                             2002                               $40,000

The following table summarizes the significant differences between the U.S. Federal statutory tax rate of 34% and the Company's effective tax rate for financial statement purposes as of June 30, 1998:

	Income tax provision at U.S. statutory rates                $(151,198)
	Benefit of states' operating loss                              (2,219)
	Expenses with no tax benefit                                  143,206
	Temporary differences                                          86,227
	Prior year over provision                                     (16,758)
	State income taxes                                              6,911
	Other                                                           1,521
		Income tax provision                                      $   67,690

NOTE O--EMPLOYEE BENEFIT PLANS

Profit-Sharing Plan - CMI has a profit-sharing plan covering its eligible employees which includes essentially all employees. This plan is to be funded as accrued and is non-contributory by the participants. Effective January 1, 1998, the Profit-Sharing Plan assets were transferred into CMI's Employee 401(k) Plan.

Employee 401(k) Plan - CMI has an employee 401(k) plan which is contributory by the participants. CMI, at its option, may contribute to the plan on a matching basis. CMI contributed $5,000 to this plan during the year ended June 30, 1998. Following the acquisition of Braemar, Inc. in October 1997, eligible employees of Braemar are allowed to participate in CMI's 401(k) Plan.

AMP has a defined contribution 401(k) Plan covering substantially all employees. Participants may contribute up to 15% of their annual compensation to the plan. AMP has the discretion to match 25% of a participant's contribution up to 4% of salary. There were no Company contributions for the year ended June 30, 1998.

Employee Flexible Benefits Plan - CMI has an employee flexible benefits plan, or salary reduction plan, which provides for pre-tax payment by employees of medical insurance premiums and part of their unreimbursed medical and dependent care expenses.


NOTE P--OTHER INCOME AND EXPENSES

Other income and (expenses) as of June 30, 1998 consist of:

		Interest income                                               $     3,852
		Interest expense                                                 (301,534)
		Miscellaneous income                                               21,846
		Miscellaneous expense                                              (4,873)

                                                                  $(280,709)

NOTE Q--PLAN OF REORGANIZATION AND MERGER

On July 23, 1998, all of the outstanding shares of CMI were acquired by Biosensor Corporation ("Biosensor") pursuant to a Plan of Reorganization and Agreement by and between CMI and Biosensor, dated May 29, 1998. Because the former shareholders of CMI effectively control Biosensor after the transaction, it will be recorded as a "reverse acquisition" whereby CMI will be deemed to have acquired Biosensor.

Also in July 1998, AMP's Board of Directors approved a Plan of Reorganization and Merger, that had been previously approved by the Board of Biosensor Corporation, authorizing the merger of a wholly-owned subsidiary of Biosensor Corporation, which has not yet been organized, with and into AMP, subject to certain terms and conditions. AMP and Biosensor are currently preparing a definitive agreement to combine their cardiac monitor businesses, and to do business as Advanced Biosensor, Inc.
























                          BIO-TEL INTERNATIONAL, INC.
                               AND SUBSIDIARY

                            King, North Carolina






                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS









                               JUNE 30, 1997
                        AND FOR THE YEAR THEN ENDED




                   Audited Consolidated Financial Statements

                   BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY

                                June 30, 1997
                           and For The Year Then Ended


Audited Consolidated Financial Statements

Independent Auditors' Report	                                        1
Consolidated Balance Sheet	                                          2
Consolidated Statement of Operations	                                4
Consolidated Statement of Cash Flows	                                5
Consolidated Statement of Changes in Stockholders' Equity	           7
Notes to Consolidated Financial Statements	                          8













The Board of Directors and Stockholders
BIO-TEL International, Inc. and Subsidiary
King, North Carolina


Independent Auditors' Report


We have audited the accompanying consolidated balance sheet of BIO-TEL International, Inc. and Subsidiary as of June 30, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BIO-TEL International, Inc. and Subsidiary as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





ROYSTER SMITH SHELTON & COMPANY, PC.








CONSOLIDATED BALANCE SHEET

BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY

June 30, 1997

ASSETS

CURRENT ASSETS
	Cash and cash equivalents                                     $   140,101
	Accounts receivable                                               286,812
	Refundable income taxes                                             8,580
	Inventories--Note C                                               805,760
	Prepaid expenses                                                   32,279
	Deferred income taxes--Note J                                      56,152
	Total Current Assets                                            1,329,684

PROPERTY AND EQUIPMENT--Note D                                     155,208

NOTE RECEIVABLE - RELATED PARTY--Note M                            159,482

DEFERRED TAXES - Noncurrent--Note J                                 32,141

OTHER ASSETS
	Cash value of life insurance,
		net of policy loans--Note E                                       23,547
	Other--Notes F and M                                               40,899
                                                                    64,446

                                                                $1,740,961





See notes to consolidated financial statements






CONSOLIDATED BALANCE SHEET - Continued

BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY

June 30, 1997

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
	Current maturities of long-term debt--Note H                   $   359,171
	Note payable--Note G                                                18,333
	Trade accounts payable                                             126,733
	Accrued salaries and other expenses                                 84,001
	Warranty reserve                                                    49,924
	Deferred service contract revenue                                  154,763
	Advances from customers                                             16,143
	Income taxes payable--Note J                                         9,200
	Other accrued expenses                                              77,832
	Total Current Liabilities                                          896,100

LONG-TERM DEBT, less current maturities--Note H                     321,715

DEFERRED CONTRACT REVENUE                                             1,631

COMMITMENTS AND CONTINGENCIES--Notes H and M

MINORITY INTEREST IN CONSOLIDATED	SUBSIDIARY--Note N                235,681

STOCKHOLDERS' EQUITY
	Common stock, $.01 par value; 5,000,000 shares
		authorized; 1,552,000 issued and outstanding                       15,520
	Additional paid-in capital                                         528,827
	Accumulated deficit                                               (258,513)
                                                                    285,834

                                                                 $1,740,961


See notes to consolidated financial statements








CONSOLIDATED STATEMENT OF OPERATIONS

BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY

For The Year Ended June 30, 1997

GROSS SALES:
	Product sales                                                  $   913,479
	Service contracts and other                                        972,568
                                                                  1,886,047

COST OF SALES AND SERVICES                                          950,274

GROSS PROFIT                                                        935,773

OPERATING EXPENSES:
	Research and development                                           169,361
	Marketing and sales                                                242,926
	General and administrative                                         363,914
                                                                    776,201

OPERATING INCOME                                                    159,572

LOSS FROM EQUITY INVESTMENT--Note N                                (165,692)

MINORITY INTEREST IN CONSOLIDATED	SUBSIDIARY                        (35,734)

OTHER EXPENSES, net--Note L                                         (42,583)

NET LOSS BEFORE INCOME TAXES                                        (84,437)

PROVISION FOR INCOME TAXES--Note J                                  (32,528)

NET LOSS                                                        $  (116,965)

LOSS PER COMMON SHARE                                           $     (0.08)




See notes to consolidated financial statements









CONSOLIDATED STATEMENT OF CASH FLOWS

BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY

For The Year Ended June 30, 1997


OPERATING ACTIVITIES
	Net loss                                                       $  (116,965)
	Adjustments to reconcile net income to net cash
		provided (used) by operating activities:
			Depreciation and amortization                                     44,096
			Increase in deferred tax assets                                    3,907
			Minority interest                                                 35,734
			Loss from operations of equity investment                        165,692
			Decrease in refundable income taxes                               19,420
			Decrease in accounts receivable                                   14,295
			Increase in inventories                                          (66,506)
			Increase in other prepaids                                        (3,193)
			Decrease in accounts payable	and accrued expenses                (30,235)
			Decrease in deferred service	contract revenue                    (12,355)
CASH PROVIDED BY OPERATING ACTIVITIES                                53,890

INVESTING ACTIVITIES
	Decrease in cash value of life insurance                             2,225
	Increase in note receivable                                        (59,978)
	Purchase of property and equipment                                 (23,191)
	Purchase of software                                                (7,753)
CASH USED BY INVESTING ACTIVITIES                                   (88,697)







See notes to consolidated financial statements






CONSOLIDATED STATEMENT OF CASH FLOWS - Continued

BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY

For The Year Ended June 30, 1997

FINANCING ACTIVITIES
	Proceeds from issuance of debt                                      70,530
	Repayments of debt                                                (238,355)
CASH USED BY FINANCING ACTIVITIES                                  (167,825)

NET DECREASE IN CASH	AND CASH EQUIVALENTS                          (202,632)

CASH AND CASH EQUIVALENTS	AT BEGINNING OF YEAR                      342,733

CASH AND CASH EQUIVALENTS	AT END OF YEAR                          $ 140,101

SUPPLEMENTAL DISCLOSURE:
	Cash paid for interest                                          $   48,459

SCHEDULE OF NON-CASH OPERATING	AND FINANCING TRANSACTIONS

		Acquisition of inventory in exchange for a note payable        $  183,118

 	Issuance of note payable in exchange for inventory             $  144,468




See notes to consolidated financial statements









CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY

For The Year Ended June 30, 1997


            	                    Common           Additional
                                  Stock             Paid-In       Accumulated
                           Shares       Amount      Capital        Deficit

Balance, June 30, 1996   1,552,000     $15,520     $528,827       $(141,548)

Net Loss                                                           (116,965)

Balance, June 30, 1997   1,552,000     $15,520     $528,827       $(258,513)








See notes to consolidated financial statements









NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BIO-TEL INTERNATIONAL, INC. AND SUBSIDIARY


NOTE A--NATURE OF BUSINESS

BIO-TEL International, Inc., a Delaware corporation, was incorporated and began operations in January 1996. Its subsidiary, Carolina Medical, Inc.
(CMI), is established in manufacturing and servicing of ultrasound imaging and electronic diagnostic instruments for detecting circulatory disorders and measuring blood flow and blood pressure parameters. These companies' sales are principally to customers in the United States with some international sales.


NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of BIO-TEL International, Inc. and its subsidiary (collectively, the "Company"). Significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents: The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be equivalent to cash. During fiscal year 1997, the Company had bank deposits in excess of the amount insured by the Federal Deposit Insurance Corporation.

Inventories: Inventories are valued at the lower of cost or market using the standard cost method.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is calculated by the straight-line or declining-balance method over estimated useful lives of three to ten years for equipment and three to five years for automobiles.

Revenue Recognition: Revenues from product sales are recognized at date of shipment. Service contract revenues are recognized during the term of the service contract which, in most cases, ranges from one to three years.

Warranty Reserve: The Company warrants its products against defects in material and workmanship for ninety days for electromagnetic and ultrasound probes and one year for electronic and ultrasound equipment. An accrual is provided for estimated future claims. Such accruals are based on historical experience and management's estimate of the level of future claims.

Research and Development: Research and development costs are charged to operations as incurred. These costs are for proprietary research and development activities that are expected to contribute to the future profitability of the Company.

Advertising: The Company follows the policy of charging the costs of advertising to operating expenses as incurred.

Loss per Common Share: The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Earnings Per Share, which supersedes APB Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Generally, basic per share amounts are computed by dividing net income or loss by the weighted-average number of common shares outstanding.

Software Development Costs: The costs incurred by the Company to develop computer software for sale with products are expensed as research and development costs until technological feasibility is established. Costs incurred after the attainment of technological feasibility are capitalized until the software is ready for sale. Thereafter, capitalized software costs are amortized over their estimated useful lives. No amounts relating to these costs were expensed during the year ended June 30, 1997.

Management Estimates: Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and reported revenues and expenses. Significant estimates used in preparing these financial statements include those assumed in computing the inventory valuation allowance and warranty reserve. Actual results could differ from those estimates.

Income Taxes: Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes relate primarily to differences between financial and income tax reporting for the basis of inventory, property and equipment, accounting for equity investments, and accrued compensation. The deferred tax accounts represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled (Note
I).

Equity Investments: An investment in a corporation over which the Company can exert significant influence is accounted for under the equity method of accounting, whereby the investment is recorded at cost and adjusted for the Company's proportionate share of its undistributed earnings or losses (Note N).

New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial disclosures. Results of operations and financial position, however, will be unaffected by implementations of this standard.


NOTE C--INVENTORIES

	Raw materials and supplies                                       $414,941
	Work in process                                                   227,907
	Finished goods at plant                                           140,768
	Finished goods on short-term loan,
		held for sale and demonstration                                   72,144
	Inventory reserve                                                 (50,000)

                                                                  $805,760

The inventory reserve has been established for estimated inventory losses due to obsolescence and waste.


NOTE D--PROPERTY AND EQUIPMENT

	Machinery and equipment                                          $931,835
	Vehicles                                                           23,330
	Leasehold improvements                                              9,127
                                                                   964,292
	Accumulated depreciation                                         (809,084)

                                                                  $155,208

Depreciation expense recorded for the year ended June 30, 1997 was $33,162.


NOTE E--CASH VALUE OF LIFE INSURANCE

	Cash surrender value                                              $44,628
	Policy loans                                                      (21,081)

	Net cash value of life insurance                                  $23,547


NOTE F--OTHER ASSETS

Other assets consist of the following as of June 30, 1997:

                                                   Accumulated    Unamortized
                                        Cost       Amortization     Amount

Asset acquisition costs               $44,923        $(39,897)     $  5,026
Software development costs             28,873                        28,873
License agreement--Note M              10,000          (3,000)        7,000

                                      $83,796        $(42,897)      $40,899


NOTE G--PRODUCT LIABILITY

The Company owed $18,333 as of June 30, 1997, under note agreements for product liability insurance coverage. The current note is due in nine monthly installments, including interest at 9 1/2% per annum.


NOTE H--LONG-TERM DEBT

Term loan with bank, payable in monthly installments
of $3,600, including interest at 8% per annum through
June 1, 2001; guaranteed by certain officers of the
Company and collateralized by substantially all of
the Company's assets                                              $146,412

Term loan with bank, payable in monthly installments
of $1,500 including interest at the bank's prime rate
plus 2% per annum, due on April 1, 1999, secured by
equipment                                                           71,218

Term loan with bank, payable in monthly
installments of $2,042, including interest at
10% per annum through October 10, 2000,
collateralized by substantially all of the
Company's assets                                                   115,647

Note due to stockholder, annual interest of 10% due
monthly, principal due January 1998, secured by
certain assets of an affiliate                                     150,000

Note due affiliated partnership, annual interest at
5?%, due July 1999, unsecured                                       32,081

Note due to stockholder, annual interest at 9%,
due September 30, 1997, unsecured                                   25,800

Non-interest bearing notes to a company for
purchase of equipment, due December 31, 1997,
secured by equipment                                                31,746

Non-interest bearing note to a company for
purchase of inventory, due February 1999,
payable in monthly installments of $6,020,
interest imputed at 8% per annum; ( net of
unamortized discount of $7,408)                                    107,982
                                                                   680,886
Less current maturities                                            359,171

                                                                  $321,715


Certain of the bank loan agreements contain requirements to provide certain financial information to the bank on a quarterly basis. These agreements require the book values of the assets securing the obligations to be at least 1.5 times the outstanding loan balances.

Maturities of long-term debt are as follows:

			1998                                                     $359,171
			1999                                                      111,801
			2000                                                       81,048
			2001                                                       74,533
			2002                                                       25,504
			Thereafter                                                 28,829

                                                            $680,886


NOTE I--COMMITMENTS AND CONTINGENCIES

In January 1993, certain intellectual property was acquired through a non-exclusive licensing agreement with Indiana Business Modernization and Technology Corporation ("BMT"). In connection with this agreement, the Company paid an initial $10,000 fee and is required to pay a royalty equal to 1% of net sales incorporating the intellectual property, until total payments equal $300,000. Thereafter, the Company is required to pay 1/2% percent of net sales, until total payments equal $603,450. In no event shall the royalty payments be less than $25,000 per year for the first five years of the agreement. The agreement also stipulates that BMT shall not grant any non-exclusive license of the intellectual property to any other party for eighteen months after the date of the agreement. The Company's royalty fees for the year ended June 30, 1997 were $25,000.

In fiscal year 1997, the Company determined that the land adjacent to its building was contaminated by toxic chemicals. This land is owned by an affiliated partnership which also owns the land and building occupied by the Company (Note L). The initial cleanup cost of approximately $10,000 was paid by the partnership in 1997. The cost of the property cleanup is not expected to exceed $75,000. While the Company may be contingently liable for these remediation costs, it is possible that the property owner or its insurance company will be ultimately liable for these costs.


NOTE J--INCOME TAXES

The Company accounts for its income taxes under Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. The Company's income tax year end is September 30, even though its financial reporting year end is June 30. The Company intends to change its income tax year end to June 30 upon approval from the Internal Revenue Service.

The income tax provision consists of the following:

                             Federal         State          Total

Current                      $28,621        $               $28,621
Deferred                       3,087            820           3,907

                             $31,708        $   820         $32,528

The following table summarizes the significant differences between the U.S. Federal statutory tax rate of 34% and the Company's effective tax rate for financial statement purposes as of June 30, 1997:

Income tax provision at U.S. statutory rates                      $(28,709)
Benefit of net operating loss not recognized                        54,617
Minority interest loss                                              12,149
Expenses with no tax benefit                                         2,206
Other                                                               (7,735)

Income tax provision                                              $ 32,528

The net deferred tax assets in the accompanying balance sheet include the following components:

	Deferred tax assets                                              $108,572
	Deferred tax liabilities                                          (20,279)
	Net deferred tax assets                                            88,293
	Less current portion                                               56,152

	Long-term portion                                               $  32,141

The Company has net operating loss carryovers totaling approximately $34,500 for state tax purposes that may be offset against future taxable income. Additionally, the Company has research and development tax credits of approximately $40,000 which are available to reduce income taxes payable in future periods.


The loss and credit carryovers expire as follows:

                                                            Research and
                                                            Development
                            Year Ending      State Loss     Tax Credit
                            September 30     Carryovers     Carryovers

                               1998           $34,500        $
                               2002                            40,000

                                              $34,500        $ 40,000



NOTE K - EMPLOYEE BENEFIT PLANS

Profit-Sharing Plan - The Company has a profit-sharing plan covering its eligible employees, which includes essentially all employees. This plan is to be funded as accrued and is non-contributory by the participants. There were no contributions made by the Company to this plan for the year ended June 30, 1997.

Employee 401(k) Plan - The Company has an employee 401(k) plan which is contributory by the participants. The Company, at its option, may contribute to the plan on a matching basis. There were no contributions by the Company for the year ended June 30, 1997.

Employee Flexible Benefits Plan - The Company has an employee flexible benefits plan, or salary reduction plan, which provides for pre-tax payment by employees of medical insurance premiums and part of their unreimbursed medical and dependent care expenses.


NOTE L--OTHER INCOME AND EXPENSES

Other income and (expenses) consist of:

		Interest income                                                 $ 17,198
		Interest expense                                                 (59,412)
		Miscellaneous expense                                               (369)

                                                                  $(42,583)


NOTE M--RELATED PARTY TRANSACTIONS

In April 1987, the Company sold its land and building located in King, North Carolina to King Investment Partners ("KIP"), a partnership composed principally of Carolina Medical, Inc.'s controlling stockholders and their spouses, and entered into an agreement to lease the land and building from KIP. Under this agreement, KIP has the option of increasing the lease amount at the end of each year. The lease imposes certain subleasing restrictions on the Company, as well as minimum insurance requirements. During July 1994, the Company issued an unsecured note payable to KIP for unpaid rent payable due over five years at an interest rate of 5 1/4 percent per annum. Effective May 1, 1996, the lease term was amended by the Company and KIP to allow for a 10% increase in rental payments to $79,200 annually. The current three-year lease expires on May 1, 1999.

Total rent expense to KIP was $79,200 for the year ended June 30, 1997.

Future minimum lease payments under the lease with KIP as of June 30, 1997 are as follows:

			1998                                   $  79,200
			1999                                      66,000

                                           $145,200

The Company owns approximately 29% of the common stock of Advanced
Medical Products, Inc. ("AMPI"). AMPI owes the Company $150,000 under a note agreement which bears interest at 12% per annum. This note is due December 31, 1998 and includes unpaid interest of $9,482 as of June 30, 1997.

In January 1996, certain intellectual property was acquired through a non-exclusive licensing agreement with AMPI. In connection with this agreement, the Company paid an initial fee of $10,000 and is required to pay royalties, based on attained levels of net sales incorporating the licensed property, ranging from 1% to 3% of those sales up to $990,000. The Company's obligation under this agreement will terminate when cumulative royalties and cash payments to AMPI total $1,000,000. The agreement also stipulates that AMPI shall not grant any nonexclusive license of the intellectual property to any other party for a period of twelve months from the date of the agreement. There were no royalties paid under this agreement for the year ended June 30, 1997.

The Company capitalized the initial fee of $10,000 relating to the license agreement as an intangible asset. This asset is being amortized over a period of five years using the straight-line method.


NOTE N--EQUITY INVESTMENT

The Company owns approximately 29% of the common stock of AMPI, which is a publicly held company, and accounts for its investment under the equity method.

AMPI's assets, liabilities, and results of operations as of and for the year ended June 30, 1997 were as follows:

			Total Assets                                $1,556,444

			Total Liabilities                           $1,646,682

			Net Loss                                   $  (680,912)


NOTE O--SUBSEQUENT EVENTS

In July 1997, a company was formed as a wholly-owned subsidiary of the Company. Effective on October 1, 1997, this subsidiary acquired certain assets and assumed certain liabilities of Braemar, Inc. of Burnsville, Minnesota. Braemar manufactures non-invasive medical recording and monitoring equipment. The purchase price was $2,447,355 including acquisition fees of $43,395, and the fair value of the acquired net assets was $1,520,328, with the difference allocated to goodwill. This acquisition was financed by a $1,000,000 note payable to the seller and from loan proceeds of $1,403,760 from a note with one of the Company's stockholders.

Effective December 8, 1997, the Company was merged into Carolina Medical, Inc., with Carolina Medical, Inc. as the surviving entity.



                                   ANNEX II

                           BIOSENSOR  CORPORATION

                      Pro forma Combined Balance Sheets

                                June 30, 1998

                            Carolina                Proforma      Proforma
                            Medical    Biosensor    Combining     Combined
                         Consolidated    Corp.     Adjustments   Biosensor Corp
ASSETS

CURRENT ASSETS
 Cash and
   cash equivalents     $772,415       $50,082                     $822,497
   Accounts receivable,
   net of allowance for
     bad debts         1,364,546       204,068                    1,568,614
   Refundable income
     taxes                30,708             0                       30,708
   Inventories         1,366,232       217,222                    1,583,454
   Deferred income
     taxes               138,868             0                      138,868
   Other                 102,299        42,508                      144,807

Total Current Assets   3,775,068       513,880              0     4,288,948

PROPERTY AND EQUIPMENT   891,764        33,411                      925,175

OTHER ASSETS
 Goodwill, net of accum.
  amortization         1,220,934             0                    1,220,934
   Other assets, net     216,166             0                      216,166
                       1,437,100             0              0     1,437,100

                      $6,103,932      $547,291             $0    $6,651,223


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Current maturities of
  long-term debt        $265,923       $27,000                     $292,923
 Current maturities of
  related party
  obligations            161,136             0                      161,136
 Current maturities of
  capital lease
  obligations             14,791             0                       14,791
   Notes payable         295,798             0                      295,798
   Trade accounts
     payable           1,017,962        71,440                    1,089,402
   Accrued payroll
    and related
    liabilities          224,601        32,510                      257,111
   Deferred service
    contract revenue     312,971        41,051                      354,022
   Other accrued
    expenses             330,974       140,405                      471,379
Total Current
  Liabilities          2,624,156       312,406              0     2,936,562

LONG-TERM DEBT, less
 current maturities    1,044,232       125,000                    1,169,232

RELATED PARTY
OBLIGATIONS, less
current maturities     1,638,507             0                    1,638,507

CAPITAL LEASE
OBLIGATIONS, less
current maturities         7,757             0                       7,757

DEFERRED TAX LIABILITY     3,855             0                       3,855

STOCKHOLDERS' EQUITY
   Common stock          397,400       142,153      (397,400) (A)  142,153
   Preferred stock             0             0       715,321  (B)  715,321
   Additional paid-in
    capital            1,267,152     2,941,447    (3,291,636) (C)  916,963
   Accumulated
    deficit             (879,127)   (2,973,715)    2,973,715  (D) (879,127)

                         785,425       109,885             0       895,310

                      $6,103,932      $547,291            $0    $6,651,223

Notes:
(A)  Elimination of par value of Carolina Medical, Inc. common stock
(B) Assignment of value to preferred stock equal to par value of Biosensor common stock upon conversion of preferred to common.
(C) Adjustment to paid in capital for adjustments to common stock, preferred stock & retained earnings.
(D) Elimination of Biosensor's retained deficit as a result of the reverse merger.









                              BIOSENSOR CORPORATION

                    Pro forma Combined Statements of Operations

                           Year Ended June 30, 1998


                    Carolina    Braemar Inc.             Proforma    Proforma
                  Medical,Inc.  Additional   Biosensor   Combining   Combined
                 Consolidated   Quarter-  (E)  Corp.  (F)Adjustments Biosensor
                                                                       Corp.
NET SALES
AND SERVICES     $8,481,926     $1,345,892   1,929,036             $11,756,854

COST OF SALES
AND SERVICES      5,509,806        869,054     991,169               7,370,029

GROSS PROFIT      2,972,120        476,838     937,867          0    4,386,825

OPERATING EXPENSES:
 Selling, general
 and admin.       2,301,223        190,939     957,996     14,699(G) 3,464,857
 Research and
 development        796,189        199,303     242,644               1,238,136
                  3,097,412        390,242   1,200,640     14,699    4,702,993

OPERATING INCOME
(LOSS)             (125,292)        86,596    (262,773)   (14,699)    (316,168)

MINORITY INTEREST
IN CONSOLIDATED
SUBSIDIARY           28,410              0           0    (28,410)(H)       $0

OTHER INCOME
(EXPENSE), NET     (319,409)          (529)    154,336    (58,125)(I) (223,727)

NET LOSS BEFORE
INCOME TAXES       (416,291)        86,067    (108,437)  (101,234)    (539,895)

PROVISION FOR
INCOME TAXES        (67,690)       (33,997)               101,687(J)         0

NET LOSS          ($483,981)       $52,070    ($108,437)     $453    ($539,895)


Basic Earnings (Loss) per
Common Share (based on 2,843,055
shares issued and outstanding)                                           $0.19

Notes:
(E) Quarter ended Sept. 30, 1997 - prior to the acquisition of Braemar assets.
(F) Statement of Operations for Biosensor is for twelve months ended May 31, 1998.
(G) One additional quarter of amortization of Good Will for Braemar, Inc.
(H) Elimination of minority interest in net loss based on majority interest in Advanced Medical for the full twelve months.
(I) Interest for additional quarter on debt incurred with the purchase of Braemar assets is purchased at the beginning of the fiscal year.
(J) Elimination of provision for income tax based on consolidated tax return.